EXHIBIT 4.2

THE ISSUANCE AND SALE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (II) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE LENDER, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

Form of
Secured Bridge Loan Promissory Note

$__________	, 2008

FOR VALUE RECEIVED, SINGLE TOUCH INTERACTIVE, INC., a Nevada corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of HOSTING SITE NETWORK, INC., a Delaware corporation (hereinafter called the “Lender”), 32 Poplar Place, Fanwood, New Jersey 07023, the principal sum of ____________________ Dollars ($__________) (the “Loan”), in lawful money of the United States of America and in immediately available funds.

1. The outstanding principal balance of this Note, together with accrued and unpaid interest thereon, shall be due and payable on May 31, 2008 (the “Due Date”), which Due Date may be extended by the Borrower and the Lender in writing; provided, however, that upon the consummation of a merger between the Borrower and the Lender, or an affiliate of the Lender (the “Merger”), all indebtedness evidenced hereby shall be deemed canceled and paid in full.

2. This Note shall bear interest at the rate of twelve percent (12%) per annum on the unpaid principal balance hereof. Interest shall be calculated on the basis of a year of three hundred sixty (360) days applied to the actual days on which there exists an unpaid balance under this Note.

3. Upon an “Event of Default,” as defined in the Bridge Loan Agreement described below, the rate of interest accruing on the unpaid principal balance of this Note shall increase to eighteen percent (18%) per annum. Such default interest rate shall continue until all defaults are cured.

4. This Note is subject to the terms of a Bridge Loan Agreement (the “Bridge Loan Agreement”) of even date herewith by and among the Borrower and the Lender. All capitalized and undefined terms herein shall have the meaning given them in the Bridge Loan Agreement.

5. Upon the occurrence of an Event of Default (including the passage of applicable cure periods) under the Bridge Loan Agreement, the entire principal amount outstanding hereunder and all accrued interest hereon, together with all other sums due hereunder, shall, as provided in the Bridge Loan Agreement, become immediately due and payable.

Notwithstanding the foregoing, if an Event of Default is waived by the Lender, the Borrower shall use its reasonable best efforts to ensure that the Merger and the Transactions are consummated.

6. In addition to the rights and remedies given it by this Note, the Lender shall have all those rights and remedies under the Security Agreement of even date herewith between the Lender and the Borrower as well as those allowed by applicable laws. The rights and remedies of the Lender are cumulative and recourse to one or more right or remedy shall not constitute a waiver of the others. The Borrower shall be liable for all commercially reasonable costs, expenses and attorneys’ fees incurred by the Lender in connection with the collection of the indebtedness evidenced by the Note.

7. To the extent permitted by applicable law, the Borrower waives all rights and benefits of any statute of limitations, moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement and exemption now provided or which may hereafter by provided by law, both as to itself and as to all of its properties, real and personal, against the enforcement and collection of the indebtedness evidenced hereby.

8. All notices, requests, demands, and other communications with respect hereto shall be in writing and shall be delivered by hand, sent prepaid by a nationally-recognized overnight courier service or sent by the United States, certified, postage prepaid, return receipt requested, at the addresses designated in the Bridge Loan Agreement or such other address as the parties may designate to each other in writing.

9. This Note or any provision hereof may be waived, changed, modified or discharged only by agreement in writing signed by the Borrower and the Lender. The Borrower may not assign or transfer its obligation hereunder without the prior written consent of the Lender.

10. The term “the Borrower” shall include each person and entity now or hereafter liable hereunder, whether as maker, successor, assignee or endorsee, each of whom shall be jointly, severally and primarily liable for all of the obligations set forth herein.

11. If any provision of this Note shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if this Note had never contained the invalid or unenforceable provision.

12. This Note shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law provision or rule. Any controversy or dispute arising out of or relating to this Note shall be settled solely and exclusively in accordance with the provisions of the Bridge Loan Agreement and Security Agreement, which provisions are incorporated by reference herein as though fully set forth.

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IN WITNESS WHEREOF, the undersigned Borrower has caused the due execution of this Bridge Loan Promissory Note as of the day and year first herein above written.

SINGLE TOUCH INTERACTIVE, INC.

By:________________________________
Name:
Title:

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